UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                                FORM 15

     Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                  Commission File Number 000-19320
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                    Ag Services of America, Inc.
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       (Exact name of registrant as specified in its charter)


  1309 Technology Parkway, Cedar Falls, IA 50613, (319) 277-0261
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, no par value
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       (Title of each class of securities covered by this Form)

                                N.A.
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        (Titles of all other classes of securities for which
     a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  /x/     Rule 12h-3(b)(1)(i)  /x/
Rule 12g-4(a)(1)(ii) / /     Rule 12h-3(b)(1)(ii) / /
Rule 12g-4(a)(2)(i)  / /     Rule 12h-3(b)(2)(i)  / /
Rule 12g-4(a)(2)(ii) / /     Rule 12h-3(b)(2)(ii) / /
Rule 15d-6           / /

Approximate number of holders of record as of the certification or notice date: One

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Pursuant to the requirements of the Securities Exchange Act of 1934,
Ag Services of America, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 7, 2004                    By: /s/ Kevin Schipper
                                          -----------------------
                                          Name: Kevin Schipper
                                          Title: C.E.O
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